THIMOTHY S. WAFFORD
                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of ________, 2010 (the "Effective Date"), is made and entered into between Sun River Energy, Inc. (the "Company") and Thimothy S. Wafford ("Executive").

                                    RECITALS

         WHEREAS, the Company desires to employ Executive and Executive desires to serve in the employ of the Company pursuant to the terms of the Agreement;

         WHEREAS, this Agreement is being entered into contemporaneously with the closing of the transaction contemplated by the Purchase and Sale Agreement (the "PSA") between FTP Oil and Gas LP ("FTP") as seller and the Company as buyer attached hereto as Exhibit A, pursuant to which certain or all of the oil and gas interests of FTP, which is wholly-owned by Executive and Thimothy S. Wafford, have been acquired by the Company and this Agreement shall only become effective upon the closing of the purchase and sales transaction contemplated by the PSA;

         WHEREAS, the Company and Executive desire to set forth in writing in this Agreement the terms and conditions of their agreement and understandings with respect to the employment of Executive.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Employment.

       Position and Duties of Executive. During the Term (hereafter defined), Executive shall be employed by the Company and shall serve as Chief Operating Officer ("COO") of the Company. During the Term, COO will report directly to the CEO and shall perform the following duties and be expressly responsible for: (1) development and analysis of potential acquisitions and/or divestitures; (2) implementation and oversight of exploration and/or development drilling activities including, but not limited to engineering and geological matters; (3) production, maintenance and operation of Company oil and gas assets including, but not limited to, development and maintenance of reserves information on all oil and gas assets; and (4) other such duties as may be assigned from time to time by the CEO. To the extent necessary, the Board of Directors of the Company (the "Board") shall take any additional actions required to grant Executive day-to-day decisional authority as it relates to drilling, production, maintenance and operation of its oil and gas assets.

       Performance. During the Term, Executive shall faithfully, diligently and to the best of his ability perform such duties as are determined by the Board of the Company from time to time (which duties shall be consistent with his titles and positions as set forth above) as limited by the Board, its committees and internal controls and procedures and Sarbanes Oxley, and shall devote his full business time, energy and best efforts to fulfill his duties. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive's business time. To the extent not in conflict with the preceding sentence, Executive shall be permitted to (i) continue his current investing and related business activities with other than with Competing Businesses (hereafter defined), (ii) make investments in other than Competing Businesses, (iii) engage in charitable, nonprofit, civic, board, consulting or community activities for which Executive receives no compensation or other pecuniary advantage unless otherwise approved by the Board and (iv) engage in such other activities that are approved in advance by the Board. For purposes of this Agreement, "Competing Business" means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is primarily involved in the business of leasing, acquiring, exploring, producing, gathering, transporting, storing or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located or otherwise competes with or is engaged in a similar busineses to that of the Company during the Term in the Restricted Area and subject to section 6. For purposes of this Agreement, the "Restricted Area" means anywhere within a 50 mile radius of any location in which the Company has actual oil and gas properties during the Term the United States.

       Place of Work. During the Term, Executive shall primarily perform services under this Agreement at the Company's headquarters, which shall be in Dallas County, Texas. However, Executive understands that he may be required to travel in connection with the performance of his duties.

2. Term. Subject to earlier termination as hereafter provided, Executive's employment hereunder shall be for a term of three (3) years, subject to and
commencing  on  the  Effective  Date  of  the  Purchase  and  Sale   Transaction
contemplated by the PSA (the "Asset Sale"). Following the initial Term Executive's employment shall be for additional one (1) year terms unless either party to this Agreement notifies the other in writing at least ninety (90) days prior to the end of the initial Term (hereafter defined) or at least ninety (90) days prior the end of any one (1) year extension of Executive's employment. The "Term" as used in this Agreement shall refer to the initial three (3) year term and any one (1) year renewal terms as provided in this paragraph. If Executive remains employed by the Company after the expiration of the Term, Executive shall become an at-will employee and, except for Sections 6, 7, 8 and 9, the terms of this Agreement shall not apply to such employment. Upon termination of this Agreement Company shall pay to Executive only the wages earned by Executive through Executive's last day of employment under this Agreement and any such other amounts as provided in Section 5. Nonrenewal of the Term as provided in this paragraph will not affect the Company's or Executive's other obligations that expressly survive pursuant to the terms of this Agreement.



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3.       Compensation for Employment.

       (a) First Year Compensation. In consideration for all services rendered by Executive under this Agreement during the first year of the Term, the Company shall not pay Executive any cash compensation but shall provide annual compensation in the form of stock options ("Base Compensation") as follows: the Company shall issue to Executive Stock Options ("Stock Options") exercisable into one million (1,000,000) shares of Common Stock of the Company pursuant to the terms of the 2010 Sun River Energy, Inc. Stock Option and Award Incentive Plan, as amended (the "Stock Plan"). The Stock Options shall be issued to Executive on the Effective Date and shall be earned and vest 1/36th each month thereafter (each a "Vesting Date") during the Term. The exercise price of the Stock Options shall equal the average fair market value of a share of the Company's common stock on the Effective Date of the PSA is between the Parties. Finally, the Company shall cause Common Stock obtained through the Stock Options to be registered pursuant to the terms of the Stock Plan on Form S-8.

      (b)Subsequent Year Compensation. In consideration for all services rendered by Executive under this Agreement following the first year of the Term, the Company shall begin to pay, in year Two and Three of the Term, Executive cash compensation in an amount determined by the Board, in its sole discretion ("Cash Compensation"); provided that such amount shall not be less than Three-Hundred Thousand Dollars ($300,000.00), starting at year 2 (less required withholdings) without Executive's written consent. Cash Compensation shall be earned and payable periodically in equal installments in accordance with the Company's normal payroll practices beginning in year Two of the Term, including applicable deductions and withholdings. Cash Compensation will be subject to annual review pursuant to the Company's normal review policy for other similarly situated executives of the Company and any changes in Cash Compensation will be communicated in writing to Executive. Following the first year of this Agreement, the term "Base Compensation" shall consist only of Cash Compensation, including any annual adjustments pursuant to the terms of this Agreement.

      (c) Bonus Plan. Executive shall be eligible to receive an annual bonus for each year ending during the Term in cash, as shall be determined by the Board in its sole discretion ("Bonus"). The Bonus shall be payable either pursuant to the terms of a bonus plan adopted by the Board, or in the form of equity awards granted in accordance with the terms of the Stock Plan, provided, however, that the Bonus payable with respect to the period beginning May 1, 2010 and ending on April 30, 2013 shall be payable in accordance with the terms and conditions set forth in Exhibit C, attached hereto and incorporated herein. At the Board's sole discretion, the cash bonus may be paid in an equivalent value of common stock as of date of bonus. Any such payment, is not subject to any repurchase agreement in place at the time of payment.

      (d)Reimbursement of Expenses. The Company will advance, pay or reimburse Executive, in accordance with the regular policies of the Company, for all reasonable and business expenses incurred by Executive in furtherance of or in connection with performing his obligations under this Agreement during the Term and consistent with the Company's annual budget.

      (e) Other Benefits. Executive is entitled to participate during the Term in any group health insurance plan, long-term disability insurance plan, equity or cash incentive compensation plan, 401(k) plan, and any other benefit or welfare program or policy that is made available, from time to time, to other executives of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

      (f) Fringe Benefits. During his employment pursuant to this Agreement, and except as otherwise provided in this Agreement, Executive shall be entitled to participate on substantially the same terms and conditions in the Company sponsored fringe benefits generally provided to similarly situated personnel, such as vacation and sick pay.

      (g)Withholding. As a condition of the receipt of any payment or benefit hereunder, the Company shall be entitled to withhold any federal, state or local taxes, in the reasonable judgment of Company, required by law to be withheld.

4.       Termination.

          (a) Termination by Executive. Executive may terminate his employment under this Agreement at any time for any of the following reasons; however, the events in Sections 4(a)(i)-(iv) are only referred to as "Good Reason"):

         (i) without Executive's prior written consent, there is a material reduction in Executive's authority, duties or responsibilities with the Company from that set forth in Section 1 except in the event of a merger;

     (ii) the Company fails in a material way to fulfill its  obligations  under
          Section 3;

     (iii)the Company does not fulfill its obligations under Section 11 in connection with a Change in Control; or

         (iv) other than due to Executive's death or voluntary resignation by Executive from the Board.

For purposes of the Good Reason events specified in Sections 4(a)(i)-(iv), Executive shall only have Good Reason to terminate his employment if he has provided to the Company a written notice describing what Executive believes is Good Reason within ninety (90) days of such purported action (or failure to act) of the Company and the Company has failed to cure such circumstance within thirty (30) days of receipt of said notice from Executive. If Executive fails to terminate his employment for Good Reason within sixty (60) days of the Company's failure to timely cure such circumstance, then such circumstance shall not constitute "Good Reason" for purposes of this Agreement.

          (b) Termination by the Company. The Company shall have the right to terminate Executive's employment under this Agreement at any time; however, the following reasons (the events in Sections 5(b)(i)-(vii) only are referred to as "Cause"):

         (i) the Executive's death;

                  (ii) the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which in the judgment of the Board impairs the Employee's ability to substantially perform his duties pursuant to this Agreement and which infirmity continues for a period of at least 120 days in any 365 day period or for which Employee is receiving long-term disability benefits;

          (iii) the substantial and continued willful failure by Executive to perform his duties hereunder, or a material breach or threatened breach of this Agreement by Executive, in either case which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure or breach is not corrected (if correctable) by Executive within 30 days after written notice of such failure or breach is delivered to Executive by the Company;

         (iv) a serious breach of trust, including, but not limited to, theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or the engaging by Employee in any prohibited business which is competitive with the business of the Company and its subsidiaries, affiliates or associated entities. Termination under this subsection requires a uniamous vote of Board with Executive abstaining and to the extent Donal R. Schmidt, Jr. is a director, his abstaining;

          (v) a violation of the Company's code of business conduct or equivalent code of policy, or Board Policies or restrictions or directions which violation is not corrected (if correctable) by Executive within 30 days after written notice of such violation is delivered to Executive by the Company;

          (vi) the commission by Executive of any criminal act involving moral turpitude or a felony which results in a conviction;

          (vii) failure to maintain current SEC Reporting as required by SEC Rules and Regulations that is directly attributable to the actions of the Executive.

         (c) Notice of Termination. Any termination of Executive's employment by the Company or by Executive, other than termination as a result of Executive's death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 13, which notice shall indicate the specific termination provision in this Agreement relied upon, the effective date of termination of Executive's employment and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. If Executive elects to terminate his employment for Good Reason, Executive must first provide notice of the existence of a Good Reason event, and the Company shall have the opportunity to remedy such Good Reason event in accordance with Section 4(a).

5.       Obligations Upon Termination.


         (a) The Company's Obligations to Executive Upon Termination by Executive for Good Reason or Upon Termination by the Company for Other Than Cause. In the event Executive terminates his employment with Good Reason or the Company terminates Executive for other than Cause, the Company shall have no further liability or obligation to Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Base
Compensation accrued through the date of termination; (ii) any unreimbursed expenses properly incurred prior to the date of termination, (iii) any awards previously granted pursuant to the Stock Plan that have fully vested and, if applicable, exercisable, on the date of such termination of employment, (iv) any amounts or rights to which Executive is entitled under any other written agreements with the Company or written Company policy or pursuant to any Company benefit or welfare plans in effect on the date of termination, and (v) in year two, one lump-sum payment of severance pay equal to two (2) times the Base Compensation (at the rate then in effect at the time of such termination) and
(vi) beginning in year three and any subsequent year in which this contract is in effect, one lump-sum payment of severance pay equal to two (2) times the annualized Base Compensation Rate (at the rate then in effect at the time of such termination) for the remainder of the Term. Payments under clauses (i) and
(ii) shall be paid to Executive by the Company within ten (10) days after the date of the termination of Executive's employment. Payments under clauses (iii) and (iv) shall be paid to Executive by the Company pursuant to the terms of the applicable agreements or plans. Payments under clause (v) shall be paid to Executive by the Company within thirty (30) days after the date of termination of Executive's employment. Each payment made in accordance with this Section 6(a) shall be treated as a separate payment for purposes of Section 409A of the Code, to the extent Section 409A of the Code applies to such payments. In addition, in the event (i) the Company terminates the Executive's employment under this agreement other than For Cause or (ii) the Executive terminates his employment under this Agreement for Good Reason within one year of a Change of Control, all of the Stock Options Executive shall vest as of the date of such termination.

        (b) Termination by Executive without Good Reason or Termination by the Company for Cause. In the event that Executive terminates his employment without Good Reason or the Company terminates Executive for Cause, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of termination and the Company shall have no further liability or obligation to Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Base Compensation accrued through the date of termination, (ii) any unreimbursed expenses properly incurred prior to the date of termination, and
(iii) any amounts or rights to which Executive is entitled under any other written agreements with the Company or written Company policy or pursuant to any Company benefit or welfare plans in effect on the date of termination. Payments under clauses (i) and (ii) shall be paid to Executive by the Company within ten
(10) days after the date of termination of Executive's employment. Payments and benefits under clause (iii) shall be paid to Executive pursuant to the provisions of the applicable agreements or plans.

        (c) Benefits after Termination. Upon any termination of Executive's employment, Executive (and his eligible dependents) shall be entitled to continuation of all group medical, dental and other health benefits that were being provided to Executive (and his eligible dependents) immediately prior to his termination of employment in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the terms of the Company's benefit plans, as such may be amended from time to time. In the event Executive elects COBRA continuation coverage for Executive and/or his eligible dependents and Executive's terminated his employment under Section I) above or the Company terminated his employment under SectiI4(c) above, the Company will pay the entire cost of the COBRA premiums for such continuation coverage until the earlier of (i) the date twelve (12) months after Executive's termination of employment or (ii) the date that Executive or any qualified beneficiary (as defined in COBRA) ceases to be eligible for COBRA continuation coverage under a Company plan for any reason other than failure to pay premiums; provided however, if coverage of Executive (and his eligible dependents) is not permitted by such plans for any portion of such twelve (12) month period, then, for such period when coverage is not permitted, the Company agrees to reimburse Executive for the premium costs for individual medical and dental insurance coverage for Executive (and his eligible dependents) pursuant to a policy providing similar benefits as Executive (and his eligible dependents) were receiving under the Company's plans on the date such coverage was no longer permitted. Notwithstanding the foregoing, the Company reserves the right to amend, modify or terminate its benefit plans at any time in a manner that affects employees of the Company generally. To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code and the regulations and other guidance issued thereunder, be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year;

        (d) Resignation from Board and Officership. Upon the termination of this Agreement or Executive's employment for any reason, if Executive serves on the Board of the Company or any affiliate of the Company, or holds a position as an officer or committee member of the Company or an officer or committee member of any affiliate of the Company, at the time of such termination, Executive shall promptly resign from all such positions by delivery of written notice to such effect, and if he does not provide such written notice, shall be deemed to have resigned from all such positions at the time of such termination.

        (e) Section 409A of the Code Compliance. The parties intend this Agreement, and any payments made pursuant to this Article 6, to comply with the requirements of Section 409A of the Code, and shall interpret this Agreement consistently with such intent. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive's termination of employment with the Company constitutes deferred compensation subject to Section 409A of the Code, and (ii) executive is deemed at the time of such termination of employment to be a "specified employee" under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (x) the expiration of the six (6) month period measured from the date of Executive's "separation from service" (as such term is defined in the Treasury Regulations issued under

        Section 409A of the Code) with the Company; and (y) the date of Executive's death following such separation from service. Any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Executive's termination of employment with the Company.

       (f) Change of Control. For purposes of this Agreement, the term "Change of Control" shall have the same meaning as in the Stock Plan. Notwithstanding the foregoing provisions of a "Change in Control," in the event any compensation or benefit provided to the Executive as a result of a Change in Control is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of "Change in Control" for purposes of such Award shall be the definition provided by Section 409A of the Code.


6. Corporate Opportunities. Except as otherwise provided in this Agreement, during the Term, if any business opportunities related to the business of the Company are rejected by the Board after proper presentation thereof by Executive to the Board, Executive shall be free to pursue such opportunity for his own account or to present such opportunity to third parties, so long as such opportunity is on terms and conditions no more favorable to him or such third parties as he presents it to than those originally presented to the Board. Except as otherwise provided in this Agreement, if, during the Term, any business opportunities related to the business of the Company are not initially presented to the Board, Executive shall not pursue such opportunity for his own account or present such opportunity to third parties.

7.       Nondisclosure and Non-Interference.

         (a) Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including, without limitation, information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

          (b) Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive's employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. At the end of the employment term, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

         (c) Non-Interference. Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of termination of Executive's employment hereunder is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce the extent of such relationship with the Company or its subsidiaries. Executive shall not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries. Executive further agrees that during the Term and for a period of one year thereafter, Executive shall not hire any employee of the Company as an employee or independent contractor, whether or not such engagement is solicited by Executive.

8.       Protection of Information.

          (a) The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.

          (b) Executive further agrees that during the Term and for a period of one year thereafter, Executive shall not disclose or utilize, for Executive's personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Term or at any time thereafter, any information, ideas, concepts, improvements, discoveries which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by the Company (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, "Business Information"), except those subject to Section 6. Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information created during Executive's employment are and shall be the sole and exclusive property of the Company. Upon termination of Executive's employment by the Company, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company's Business Information.

         (c) Upon termination of this Agreement for any reason, Executive shall promptly return to the Company all of the property of the Company, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information and Business Information that is in the possession or under the control of Executive, regardless of the form in which it is held or maintained.

9. Injunctive Relief. Executive acknowledges that a breach by Executive of any provision of Section 7 and Section 8 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Section 7 and Section 8 during or after the employment term, the Company shall be entitled to injunctive relief restraining Executive from violation of any such Section without the necessity of proof of actual damage, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive including, but not limited to, enforcing any obligations of Executive to Company under any option, restricted stock or other agreement with the Company, recovery of costs and expenses such as reasonable attorney's fees incurred by reason of any such breach and actual damages sustained by the Company as a result of any such breach.

10. Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Agreement, is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and successors, and the Company agrees that in the event of a Change in Control, the Company shall take all actions necessary so that the surviving entity in the Change in Control assumes this Agreements, and the obligations and duties of the Company under this Agreement. Except pursuant to the immediately preceding sentence, the rights and obligations of the Company pursuant to this Agreement may not be assigned, in whole or in part, by the Company to any other person or entity without the express written consent of Executive. This Agreement is personal to Executive and may not be assigned or delegated by him, and any such purported assignment or delegation shall be null and void.

12. No Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.

13. Notices. Any notice given hereunder shall be in writing and be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable party hereto as the following address:

         (a)      To the Company:   Sun River Energy, Inc.
                                    Attn: Vince D'Antonio
                                    305 South Andrews Avenue
                                    Suite 204
                                    Fort Lauderdale, FL 33301
                                    Telecopy No.:     (954) 463-4554

                  With copies to:           *



         (b)      To Executive:             Thimothy S. Wafford
                                            5950 Berkshire Lane, Suite 1650
                                            Dallas, TX 75225
                                            Telecopy No.: 214-739-9192

                  With copies to:   Haynes and Boone, LLP
                                    2323 Victory Avenue, Suite 700
                                    Dallas, Texas 75219-7673
                                    Attn: W. Bruce Newsome
                                    Telecopy No.: 214-200-0636

Or such other address and number as either party shall have previously designated by written notice to the other party in the manner hereinafter set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means and received at or prior to 5:00 p.m. central time on a business day in Dallas, TX or the next business day in Dallas, TX if received after 5:00 p.m. central time on a business day in Dallas, TX or if received on any other day (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

14. Entire Agreement. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement except as set forth in the PSA, the Stock Plan, Rights of First Refusal (as attached hereto) or the agreement herein to register the Common Stock or any share under the Stock Options. This Agreement supersedes all previous employment agreements between Executive and the Company and, along with the PSA, the Stock Plan, and Rights of First Refusal (as attached hereto) and the agreement herein to register the Common Stock or any share under the Stock Options contains the final, complete and exclusive understanding and agreement between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by subsequent written agreement entered into by both parties; provided, however, that in the event the Company determines, in its sole discretion, that an amendment, modification or supplement is necessary for purposes of compliance with or exemption from the requirements of Section 409A of Code (or any regulations or other guidance issued thereunder), and to avoid the imposition of additional tax on Executive, Executive agrees not to unreasonably withhold his consent to such amendment, modification or supplement or to unreasonably condition his consent on the renegotiation by the Company of any other provision of this Agreement. Nothing in this Agreement shall supersede the terms of the PSA, the Stock Plan, Rights of First Refusal (as attached hereto) or the agreement herein to register the Common Stock or any share under the Stock Options.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

     16. Captions. The captions herein are for the convenience of reference of the parties and are not to be construed as part of the terms of this Agreement.

17. Applicable Law This Agreement shall be governed by and construed under the internal laws of the State of Texas without regard to principles of conflict of laws. Venue of any litigation arising from this Agreement shall be in the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas. The Company and Executive consent to personal jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas for any dispute relating to or arising out of this Agreement, agree that the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas shall be deemed to be a convenient forum and agree not to assert (by way or motion, as a defense or otherwise) that such litigation has been brought in an inconvenient forum, that the venue of such litigation is improper or that this Agreement or the subject matter of this Agreement may not been enforced in or by such court.

18. Insurance and Indemnification. During the Term, the Company shall use its commercially reasonable efforts to maintain one or more Director and Officer ("D&O") insurance policies, or riders thereto, that provide separate (not jointly covering other officers and directors of the Company) insurance coverage to Executive, with a policy period from the beginning of the Term and continuing until the date that is six years after the date Executive's employment with the Company terminates, insuring Executive for claims up to $10,000,000 (the "Individual Policy"), or provide similar financial arrangements with the consent of Executive, which consent shall not be unreasonably withheld, delayed or conditioned. The Executive's indemnification rights under the articles of incorporation and bylaws of the Company may not be reduced in any manner from those rights in effect on the Effective Date.

19. Certain Further Payments by Executive. To the extent not prohibited by IRS rules and regulations as amended:

        (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, the Plan or the Option Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company that are treated as parachute payments under Section 280G of the Code (such payments, collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment"), such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 19, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to one-half (1/2) of the amount of the Covered Payments. The time for payment of the Tax Reimbursement Payment is set forth in Section 19(e).

          (b) Assumptions for Calculation. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company or tax counsel selected by such accounting firm (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and

(ii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

       (c) Assumed Tax Rates. For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed to pay all taxes at the highest applicable marginal rate of taxation with respect to Federal, state and local income taxes for the calendar year in which the Tax Reimbursement Payment is to be made (without regard to applicable deductions).

       (d) Subsequent Adjustment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied (in whole or in part); provided that Executive shall remain responsible to repay the Company for any such unrefunded Tax Reimbursement Payments to the extent Executive ultimately prevails in such claim.

      In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

      (e) Timing of Payments. The Tax Reimbursement Payment (or portion thereof) provided for in Section 19(a) above shall be paid to Executive on the day of the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, subject to the provisions of Section 19(d), such excess shall be payable by Executive to the Company on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Notwithstanding anything to the contrary contained herein, in no event shall any payments be made pursuant to this Section 19(e) after the end of Executive's taxable year next following Executive's taxable year in which Executive remits any related taxes to the Internal Revenue Service.

20. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of Executive's employment.

21.      Attorney Fees and Other Costs.

The Parties agree that all reimbursements of attorney fees and other costs pursuant to this Section 18 shall be done in a manner that either exempts such payments from Section 409A of the Code, or, in the event exemption is not available, complies with Section 409A of the Code.

22. Survival. Except as expressly provided herein, the termination of employment of Executive and the termination of the Term shall cause a termination of this Agreement.

23. Agreement Drafted Equally by the Parties. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply.

24. Withholding. All amounts paid under this Agreement (including without limitation Base Salary or severance pay) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

25. References. References in this Agreement, to the Plan, PSA or the Option Agreement shall also include any amendments to such plan or agreements.

                                                    * * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                         Sun River Energy, Inc.
                                         a Colorado corporation


                                         By:          __________________________
                                         Name:        __________________________
                                         Title:       __________________________
                                         Date:        __________________________





                                         --------------------------
                                         Thimothy S. Wafford
                                         Date:    _____________________________

                                    EXHIBIT A


                   FORM OF PURCHASE AND SALE AGREEMENT ("PSA")

                                    EXHIBIT B

           TERMS OF RIGHT OF FIRST REFUSAL ("RIGHTS OF FIRST REFUSAL")

1. First Refusal on Sale of Shares. If the Executive or a transferee or assignee of Executive (the "Selling Shareholder") proposes to sell all or part of his shares of common stock, the following provisions shall apply:

                  (a) Notice: The Selling Shareholder shall first give written notice (the "Option Notice") to the Company, which notice shall identify the prospective purchaser and shall set forth in reasonable detail the terms and conditions upon which such sale is proposed to be made, and shall be accompanied by copies of the bona fide offer and any other information furnished to or by the prospective purchaser(s). Such notice shall automatically grant to the Company an option to purchase that portion of the Shares of the Selling Shareholder proposed to be assigned or sold upon the same terms and conditions as contained in the bona fide offer.

                  (b) Shares Covered by Option: The option granted herein to the Company must be exercised by the Company as to the entire interest being offered (the "Offered Shares"), unless the Selling Shareholder consents to a sale or transfer of less than the entire interest.

                  (c) Exercise of Option: The Company, at its sole discretion, may, within thirty (30) days after receipt of the Option Notice (the "Option Period"), give written notice to the Selling Shareholder (the "Acceptance Notice"), signed by the Company, that the Company elects to exercise such option, evidencing its agreement to purchase the Offered Shares.

                  (d) Closing of Sale: Closing on the sale of the Offered Shares to the Company shall take place at the principal place of business of the Company ten (10) days after the expiration of the Option Period or at such other place and time as agreed to by the Selling Shareholder and the Company.

                  (e) Failure to Exercise Option: If the option is not exercised within the Option Period as to the Offered Shares, the Selling Shareholder may sell or transfer the Offered Shares within thirty (30) days thereafter to the prospective purchaser named in the Option Notice at a price and on terms no more favorable than described in the Option Notice.

                  (f) Subsequent Transfers: The Selling Shareholder shall not otherwise sell or transfer the Offered Shares to any person after the termination of said sixty (60) day period without again complying with this Section.

                  (g) No Pledges: The Executive and each transferee or assignee of the Executive further agrees and covenants not to pledge, lend, hypothecate or otherwise grant any interest in the shares of the common stock, without the prior written consent of the Company, in its sole discretion. The Company shall be entitled to redeem the shares of common stock at the purchase price thereof in the event of any breach of this section.

Exhibit "C"
Page 2
                                    EXHIBIT C

  [Assuming this is not a Section 162(m) Plan under the Internal Revenue Code]

         DESCRIPTION OF BONUS PLAN FOR 2011, 2012, AND 2013 FISCAL YEARS

For the Company's fiscal years ending April 30, 2011, April 30, 2012, and April 30, 2013, Executive shall be entitled to receive a bonus upon the achievement of an increase in Billions of Cubic Feet Equivalent ("BCFE") of the Company as compared to the prior fiscal year as described below, as approved by the Board, subject to the terms set forth herein. The BCFE increase, if any, incurred from fiscal year to fiscal year shall be calculated based upon the proved reserve valuations reported by Company at the end of each fiscal year purusuant to the Company's reporting requirements as a publically-traded company under the United States Securities Laws, as currently administered by the Unites States Securities & Exchange Comission; provided, however, that such reserve valuations shall not include any reserves attributable to reserves acquired by Company pursuant to the PSA. Any bonus payable for any fiscal year shall be pro-rated based upon the number of days, if less than 365, that Executive is employed by the Company during such fiscal year if the Executive is not employed by the Company at the end of the fiscal year. Any bonus payable pursuant to this Exhibit C shall be paid no later than 2 1/2 months following the close of the fiscal year to which such bonus relates. Except as otherwise provided herein, Executive must be employed on the last day of the applicable fiscal year in order to be eligible to receive a bonus with respect to such fiscal year.

For each increase in BCFE of the Company from one fiscal year as compared to the prior fiscal year, the Executive shall received $62,500 with the maximum annual payment being $2,500,000.

By way of example, if Executive begins employment with the Company on May 1, 2010 and for the April 30, 2011 fiscal year, the Company achieves a 15.5 BCFE net increase over the April 30, 2010 fiscal year end BCFE, then Executive would be entitled to the following bonus for the fiscal year end April 30, 2011:

                            15.5 x $62,500 = $968,750

If instead for the April 30, 2011 fiscal year, the Company achieves a 40 BCFE increase over the April 30, 2010 fiscal year end BCFE, then Executive would be entitled to the following bonus for the fiscal year end April 30, 2011:

                            40 x $62,500 = $2,500,000

If, instead for the April 30, 2011 fiscal year, the Company achieves a 55 BCFE increase over the April 30, 2010 fiscal year end BCFE, then Executive would be entitled to the following bonus for the fiscal year end April 30, 2011:

55 x $62,500 = $3,437,500 which is the maximum of $2,500,000 so the Executive would receive the maximum of $2,500,000

In the event Executive is terminated without Cause or he terminates his employment for Good Reason in accordance with Section 4(c) of the Employment Agreement, then Executive shall be entitled to a pro-rata bonus for the fiscal year of termination, subject to the Company's achievement of the BCFE goals for such year, and payable at the time such bonus would have been paid had executive remained employed. For fiscal year ended April 30, 2011, for the purposes of calculating this bonus, Executive will be deemed to have started work on May 1, 2010 even if the actual start date is later than that date. If there is not BCFE increase with respect to such fiscal year, no bonus shall be payable to Executive. By way of example, if Executive commences employment with the Company on June 1, 2010, his employment will be deemed to have commenced on May 1, 2010 and if Executive terminates his employment for Good Reason on January 1, 2011, and the Company achieves a 20 BCFE increase for the April 30, 2011 fiscal year as compared to the April 30, 2010 fiscal year end BCFE, then Executive shall be entitled to the following bonus:

20 x $62,500 x [245 days of actual employment/365 days] = $839,041